Exhibit 99.1

Ron,

Shortly after the proposed merger was publicly announced, the Representatives expressed a deep concern over whether the merger constitutes a Prohibited Transction under the CSA. We subsequently engaged in various fact-finding communications with Rouse and GGP and, in addition, we engaged Skadden Arps for legal advice on certain key issues. The Representatives have regrettably reached the conclusion that the proposed merger is, in fact, a Prohibited Transaction under Section 7.04 of the CSA. This conclusion is based on the following factors:

1. We believe that consummation of the merger could reasonably be expected to have a prejudical effect on the Holders with respect to their non-taxable receipt of securities pursuant to the CSA. This belief is based on the tax advice given to us by Skadden Arps. Please feel free to contact [intentionally omitted], our tax attorney at Skadden Arps, for more details about our position on this issue. His direct telephone number is [intentionally omitted].

2. On September 24, 2004, we proposed that Rouse sign a letter agreement that would clarify and confirm the methodology for calculating the number of GGP shares that would be deliverable to the Holders as post-merger make-up distributions related to pre-merger Computation Periods. Rouse referred this matter to GGP, and on October 6, 2004 and again on October 14, 2004 you rejected our proposal, saying that the CSA does not support our position. GGP has not cited any provision of the CSA that is inconsistent with our position on this matter nor do we believe any exists. Your reference to interest calculations under Section 2.08(d) is simply incorrect and provides no support for your position. Our proposal is not only correct under the CSA but it is entirely consistent with past practices over many years. You also indicated that we were not entitled to raise this issue in connection with the merger. This issue is about whether GGP, as successor to Rouse, will be permitted under the CSA to deliver to the Holders GGP shares having a total value which is considerably less than the total value of the Rouse shares the Holders would have received had the merger not taken place. We believe that GGP's position on this fundamental issue is clearly erroneous and presents a significant risk that the merger will have a prejudical effect on the Holders with respect to their receipt of securities pursuant to the CSA. So long as this risk exists, the merger constitutes a Prohibited Transaction under Section 7.04(b) of the CSA.

It would seem that GGP and the Representatives are close to reaching agreement on a form of GGP Assumption Agreement that, among other things, addresses the stock registration issue previously raised by us. If we are unable to finalize the Assumption Agreement as expected, then this issue presumably will not be resolved, in which event our position is that the proposed merger will constitute a Prohibited Transaction for this reason as well as the others mentioned above. We understand from you that, for an indefinite period of time following the consummation of the merger, GGP will be incapable of, and restricted and prohibited from, delivering (on a timely basis) freely tradable and readily marketable shares of its common stock to the Holders under the CSA. We also understand from you that GGP intends to address this matter after the merger is completed either by amending its existing shelf registration statement or filing a new registration statement. Section 7.04(b) of the CSA does not permit a delay in fulfilling this requirement, but mandates, instead, that the registration of the shares be effective at the time the merger closes.

As we have consistently maintained all along, the Representatives have no desire to disrupt in any manner the completion of the merger in accordance the time schedule GGP and Rouse are working under. However, our duties and responsibilities to the Holders under the CSA do not allow us to overlook the risks to which the Holders would be exposed on account of the adverse merger effects mentioned above. We believe that these risks should be borne entirely by GGP and we note in this regard that GGP has already agreed to indemnify Rouse's directors, officers and representatives against all claims that might be asserted by the Representatives or the Holders arising out of, resulting from or relating to the merger agreement or any of the transactions contemplated thereby. We therefore propose that GGP (i) enter into a written indemnity agreement that would effectively and fully protect the Holders from any adverse consequences of the tax risk mentioned in clause 1 above and (ii) sign and deliver the confirmatory letter mentioned in clause 2 above. We believe this is a fair, reasonable, practicable and customary way of addressing the problem. Please advise Platt and me if this is acceptable to GGP and Rouse. If so, we will ask Skadden Arps to prepare drafts of the tax indemnity agreement and confirmatory letter for your review and comment. We would require and expect that the agreed upon forms of the tax indemnity agreement and confirmatory letter be executed and delivered by GGP, together with the assumption agreement required by CSA
Section 7.04(a), prior to completion of the merger. Unless we are advised of Rouse's and GGP's acceptance of this proposal by the close of business on October 20, 2004, we will assume that this proposal has been rejected, in which event we will have no choice but to evaluate all of the rights and remedies available to the Representatives and the Holders under the CSA, including Sections 2.08(e), 7.02 and 7.11.

We look forward to hearing from you by October 20, 2004. We sincerely hope these issues will be amicably resolved by mutual agreement of all the parties.

David